UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
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WESTELL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2019
WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois		60504
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (630) 898-2500
N/A
(Former name or former address, if changed since last report)
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Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $.01 par value	WSTL	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2019, Westell Technologies, Inc. (the “Company”) issued a press release announcing the appointment of Timothy Duitsman as the Company’s President and Chief Executive Officer, effective September 1, 2019. Concurrent with this appointment, Mr. Duitsman will no longer be an independent director and therefore will no longer be a member of the Compensation Committee, but will continue to serve on the Board. Mr. Duitsman will succeed Alfred S. (Stephen) John, who has served as President and CEO since May 2018. Mr. John is leaving the Company as President and Chief Executive Officer effective August 23, 2019.

Mr. Duitsman, age 57, most recently served as Senior Vice President of Product Development at Klein Tools, where he was responsible for product development launches, a position he has held since 2012. Mr. Duitsman initially joined Klein Tool in 2009 as the Vice President of Engineering. Prior to Klein Tools, Mr. Duitsman served as Vice President of Research and Development at Intermatic, from 2004 to 2008, where he increased sales of new industrial products. Previously, Mr. Duitsman served in various engineering and leadership roles at the Company.

Under the terms of an offer letter dated August 18, 2019 (the “Offer Letter”), Mr. Duitsman will receive an annual base salary of $300,000. Mr. Duitsman will receive a grant of 50,000 performance-based Restricted Stock Units (“PSUs”) pursuant to the Company’s 2015 Omnibus Incentive Compensation Plan. The PSUs will be earned based upon achievement of performance goals tied to growing revenue and non-GAAP profitability targets approved by the Board. Earned PSUs will vest one year from the date of grant. Mr. Duitsman will also receive a grant of 100,000 Restricted Stock Units (“RSUs”) pursuant to the Company’s 2015 Omnibus Incentive Compensation Plan. The RSUs will vest in three equal annual installments. Upon vesting, the PSUs and RSUs convert into shares of Class A Common Stock of the Company on a one-for-one basis. Mr. Duitsman will also receive 150,000 non-qualified stock options for 150,000 shares of Class A Common Stock under the Company’s 2015 Omnibus Incentive Compensation Plan that will vest in three equal annual installments.

Under the terms of the Offer Letter, if the Company terminates Mr. Duitsman's employment within one year of a change in control, or at any time without cause, he will be entitled to receive as severance one year's base salary.

Mr. Duitsman is subject to a non-competition covenant during the term of his employment and for an additional two year period following termination of his employment with the Company. Mr. Duitsman is subject to a non-solicitation covenant with respect to the Company's employees for two year following termination of his employment whether or not he is entitled to severance pay. Mr. Duitsman's agreement also contains a customary confidentiality covenant.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety. Additionally, a copy of the press release announcing Mr. Duitsman’s appointment and related matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

On August 21, 2019, Mr. John entered into a general release agreement with the Company. Mr. John will receive two weeks of base salary as severance and a lease buy-out, if he does not revoke the release. A copy of the general release agreement is attached as Exhibit 10.2 and is incorporated herein by reference in its entirety.

The information contained herein supplements the information contained in the Company's proxy statement for the 2019 annual meeting of stockholders to be held on September 17, 2019.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1	Offer Letter for Timothy Duitsman, dated August 18, 2019.
10.2	General Release Agreement, dated August 21, 2019.
99.1	Press release, dated August 22, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date:	August 22, 2019	By:	/s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Exhibit 10.1
August 18, 2019
Mr. Timothy Duitsman

__________________
Dear Tim,
On behalf of the Board of Directors, I am very pleased to offer you the position of President and Chief Executive Officer of Westell Technologies, Inc. ("Company") and President and Chief Executive Officer of Westell, Inc. ("Operating Subsidiary"). Your position will primarily be located at the Company's headquarters in Aurora, Illinois and we expect you to spend most work days at the Company's headquarters (or visiting our clients or other operations).
You will report to the Board of Directors for the Company and the Operating Subsidiary. Subject to your meeting the below requirements, your expected start date is September 1, 2019 or sooner depending upon your acceptance date and notification to your current employer. Your first day at the office will likely be September 3, 2019, given the holiday schedule.
Compensation
Your starting salary for this position will be $300,000 annually ("Base Salary"), less all legally required withholdings and deductions, paid in accordance with the Company's customary payroll practices.
In addition to the compensation noted above, and after your start date and upon final approval of the Company's Compensation Committee, you will be awarded a grant of RSU's for the equivalent of 100,000 shares of Company Class A common stock (usually valued at the closing price). Please note that these RSU's are time vested and will vest over three years (or 33.33% each year upon the anniversary of their grant), although as noted in the award a change in control, along with other changes, may trigger accelerated vesting.
Also upon your first date of employment, you will be granted 150,000 Stock Options with an exercise price equal to the average of the high and low stock price on that date. Please note that these options will vest over three years (or 33.33% each year upon the anniversary of their grant). The ultimate value of the award will vary depending upon the Company's stock price.
In March of 2020, the Board would consider a FY21 equity award as well. The equity grants issued will otherwise follow the customary grant terms and the terms set forth in the Westell Technologies, Inc. 2019 Omnibus Incentive Compensation Plan.
__________________________________________________________________________________________________________________________________________
750 NORTH COMMONS DRIVE ■¡ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM

Mr. Timothy Duitsman
August 18, 2019

You will also be eligible for incentive compensation awards in the form of Company common stock for FY20 (up to 50,000 shares) which will be based upon performance in growing revenue and maintaining a specified level of operating profit (on a non‑GAAP basis) tied to our annual plan of record and listed on Exhibit A.
As with all performance awards, a determination as to whether the performance metrics for a particular award have been met will be subject to the final determination being made in connection with the Audit Committee's approval of our quarterly or annual financial statements, as the case may be. These performance‑based equity awards will follow the Company's standard terms and conditions (which require that a participant not separate employment prior to the first anniversary of the grant date and vest on the first anniversary of the grant date if the Company achieves the performance metrics).
The Company reserves the right to change, alter, or terminate its plans in its sole discretion.
These equity grants will contain restrictive covenants and also shall constitute consideration for the restrictive covenants referenced later in this letter. In addition, in exchange for the equity awards covered herein, you would be required to sign (and not revoke) at the time of separation, a Separation Agreement and Release.
You also agree to comply with the Company's stock retention guidelines and policy.
We also would like to offer you twenty (20) days (i.e., four (4) weeks) of Paid Time Off ("PTO"), which accrues ratably over the calendar year. You will start with a balance of 10 PTO days. If there are not enough PTO days banked or accrued when time off is planned, PTO days will be advanced during the first year. You will also be eligible to participate in the Company's benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan or the terms and conditions of your employment in its sole discretion. We will provide you additional information on Westell's other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.
Severance
In the event you are terminated within one year of a change in control (as defined in the RSU grant document), or at any time without Cause (as defined below) you will be entitled to severance equal to one year of your then current base salary, paid out in twelve (12) equal monthly installments, less applicable taxes and withholdings. "Cause" shall mean : (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on your part that is substantially injurious to the Company; (ii) your willful act or omission that you knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the failure by you to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by you to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance; (iv) your taking an action regarding a matter material to either the Company or the Operating Subsidiary, which action you knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary, (v) your failure to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and your failure thereafter to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter

Mr. Timothy Duitsman
August 18, 2019

period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi) your engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company's Board or the Operating Subsidiary's Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (vii) your aiding or abetting a competitor or other breach of your fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which you serve as officer or director; (viii) material breach of your obligations of confidentiality or nondisclosure or (if applicable) any breach of your obligations of noncompetition or nonsolicitation under this Agreement; (ix) your use or knowing possession of illegal drugs on the premises of any of Westell Companies; (x) if you are convicted of, or plead guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) your consent to an order of the Securities and Exchange Commission for your violation of the federal securities laws.
Restrictive Covenants
In consideration for this employment offer and the equity award set forth above, you will be asked to sign the Confidential Information, Invention Assignment and Non‑Solicitation Agreement attached hereto as Exhibit B on your start date. In addition, to the covenants in that Agreement, you agree that:

(1)
While employed and for two (2) years following termination, you shall not, directly or indirectly, for yourself, or for any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity ("Entity"), without the prior written consent of the Board of Company (which may be given or denied in its sole discretion):

(a)
engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the Westell Companies have ongoing Business or customers, or have solicited customers; or

(b)
engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

(c)	call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies with whom you had

Mr. Timothy Duitsman
August 18, 2019

contact while employed at the Company for the purpose of selling products or services competitive with the products or services of the Business; or

(d)
interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Westell Companies.

For purposes of this letter, "Participate In" means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term "Participate In" shall not include the mere ownership of less than 5% of the stock of a publicly‑held corporation whose stock is traded on a national securities exchange or in the over‑the‑counter market.
For purposes of the covenants in this letter, "Business" means the design, development, manufacture and sale of:

•
in‑building wireless equipment (e.g. public safety, repeaters and distributed antennas system devices) that enables mobile (i.e. cellular) communication coverage in stadiums, arenas, malls, buildings, and other like venues;

•	intelligent site management solutions and services that provide machine‑to‑machine communications for remote monitoring, management, and control of site infrastructure and support systems; and,

•
outdoor infrastructure products and solutions (e.g., integrated cabinets, power distribution panels, copper and fiber connectivity solutions) used in communication networks for the delivery of broadband connectivity and other communication and related services of the Westell Companies as they exist or are being developed, extensions of those products and services during your employment and new products and services commenced or in development during your employment.
To the extent that you become employed by or consult for an Entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether you have violated this covenant shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which you become employed or serve as consultant.

(2)
You shall not, for two (2) years following termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person's position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of your employment or during the twelve (12) months after termination, unless and until such

Mr. Timothy Duitsman
August 18, 2019

person has been separated from employment with the Westell Companies for at least six (6) months.

(3)The Westell Companies may, upon prior notice to you and without any fee, film, videotape, photograph and record your voice and likeness, and may utilize your name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of your voice and likeness for such use.

Reasonable Scope and Duration
You agree that the restrictions in this letter are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided in this letter are full and fair compensation for these covenants and that these covenants do not impair your ability to be employed in other areas of your expertise and experience. Specifically, you acknowledge the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of your contacts created during your employment with the Westell Companies, the domestic and international scope of your responsibilities with the Westell Companies and your access to marketing strategies of the Westell Companies.
Notwithstanding the foregoing, if any court determines that any of the terms in this letter are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of your breach of any covenant in this letter, the term of the covenant shall be extended for a period equal to the period that the breach continues.
Equitable Relief
You agree that any violation by you of any covenant in this letter may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, you agree that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by you. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.
This letter shall be construed and enforced pursuant to the substantive laws of the State of Illinois. You agree that the restrictions set forth in this letter are in addition to any separate restrictive covenants entered into by you with the Company.
Other Requirements and Terms
This offer of employment is not a contract for employment for any set period of time. Instead either you or the Company or Operating Subsidiary may terminate your employment at any

Mr. Timothy Duitsman
August 18, 2019

time, for any reason, with thirty (30) days' notice. Upon termination, you agree to promptly resign and shall be deemed to have resigned from any officer or director positions.
All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding our benefits, please let me know and we will get you an answer.
Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere. You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary. In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.
We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world‑class company.
By signing this letter, you acknowledge that the terms described in this letter set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.
If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.
Welcome to Westell!

Sincerely, /s/ Kirk R. Brannock Kirk R. Brannock Chairman of the Board
Accepted: /s/ Timothy Duitsman Timothy Duitsman	8/18/19 (date)

Exhibit 10.2

GENERAL RELEASE AGREEMENT
This General Release Agreement (“Agreement”) is entered into by and between Westell Technologies, Inc. and Westell, Inc. (collectively the “Company”) and Alfred S. John (the “Executive”). In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:
1.Executive hereby resigns from all director, officer and other positions with the Company, Westell, Inc., an Illinois corporation and the wholly owned subsidiary of the Company (the “Operating Subsidiary”), and any other and any entity for which he has been so serving at the Company’s request.

2.Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, the Operating Subsidiary, any of their its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or the Operating Subsidiary or Executive’s separation from employment with the Company or the Operating Subsidiary, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.
Nothing herein shall however constitute a release of the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer of the Company, the Operating Subsidiary from any indemnification obligations it may have under Illinois law or the Operating Subsidiary’s articles of incorporation or bylaws with respect to Executive’s role as an officer of the Operating Subsidiary, any rights under options that remain exercisable following termination, or any vested benefits under the Company’s or the Operating Subsidiary’s qualified benefit plans.

3.Subject to the time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, the Operating Subsidiary or any of their subsidiaries with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses;

provided, that if such assistance requires more than four (4) hours in a day, Executive will receive a per diem amount based upon his former base salary with the Company.

4.Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to claims released under Section 2, and agrees not to do so in the future with respect to any such claims. Notwithstanding the above, Executive understands that nothing in this Agreement prevents him from filing a charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission or from truthfully cooperating with an administrative agency. Executive understands and agrees, however, that this exception does not limit the scope of the waiver and release in this Agreement, and he agrees that he is waiving any right to recover damages which he, or an administrative agency acting on his behalf (not including the United States Securities and Exchange Commission), might obtain as the result of his or anyone filing such a charge related to any matter covered by this Agreement.

5.Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled. In particular, Executive acknowledges that if he signs this Agreement and does not revoke it, he will receive a one‑time, lump sum severance payment of Thirteen Thousand, Seventy‑Six Dollars and Ninety‑Two Cents ($13,076.92), less applicable taxes and withholdings and a lease pay-out of Six Thousand, Two Hundred, Eighty‑Two Dollars ($6,282), within ten (10) business days after Executive signs, and does not revoke, this Agreement. He will also be paid for any earned and unused PTO days (seven days as of the date of this letter). Executive understands that the Company makes no representations as to the employment and income tax consequences (including related penalties and interest) to him regarding the benefits he may receive as a result of signing this Agreement and it is further understood that any future employment or income tax consequences (including related penalties and interest) that may arise to him will not provide a basis to set aside or in any way alter this Agreement. Executive further agrees to indemnify and hold harmless the Company from any and all employment and income tax liabilities (including related penalties and interest) should any arise out of any payments or benefits he may receive as a result of signing this Agreement.

6.Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has until the later of: (a) twenty-one (21) days from receipt of this Agreement or (b) the day after his employment is terminated, to accept and sign this Agreement, and that the earliest that he can sign this Agreement is the day after his employment is terminated. After Executive signs this Agreement, he has seven (7) days from the date he signs it to revoke acceptance of this Agreement, including its waiver and release provisions. Written notice of such revocation shall be provided to the attention of the Director of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one (21) day consideration period by requesting and executing a form for that purpose, provided that he does not sign this Agreement until after his employment is terminated. The form may be requested from the Director of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Offer Letter.

10.This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Westell Technologies, Inc. /s/ Thomas P. Minichiello By: Thomas P. Minichiello Its: Chief Financial Officer Date: August 21, 2019	Westell, Inc. /s/ Thomas P. Minichiello By: Thomas P. Minichiello Its: Chief Financial Officer Date: August 21, 2019
/s/ Alfred S. John Alfred S. John Date: August 21, 2019	Witness Signature /s/ Jeniffer Jaynes Name of Witness (Printed) Jeniffer Jaynes (Street Address) 750 N. Commons Drive (City, State, Zip Code) Aurora, IL 60504

Exhibit 99.1

Westell Technologies Appoints Timothy Duitsman as President and CEO
AURORA, IL, August 22, 2019 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance network infrastructure solutions, today announced that its Board of Directors has chosen Timothy Duitsman as the Company’s new President and CEO, effective September 1, 2019. He succeeds Alfred S. (Stephen) John, who will be leaving the Company.
“Tim is an experienced senior executive with extensive management, engineering, and product development skills, and we are pleased to have him rejoin the Company as our CEO,” said Kirk Brannock, Chairman of the Board of Directors of Westell Technologies. “We believe Tim, as a proven business leader with deep knowledge and capabilities in bringing new products to market, is the right person with the right experience to drive Westell’s future success.”
“I am honored to be rejoining the Company as CEO at a time when communication networks are transitioning to 5G and are focused on densification and intelligence at the network’s edge, a Westell core strength,” said Duitsman. “I am excited to leverage my experience in developing differentiated, innovative products and solutions. Our mission is to execute on a value-creating path forward to drive profitable growth.”
Since 2012, Mr. Duitsman served as Senior Vice President of Product Development at Klein Tools, a manufacturer of hand tools, where he led his team to create innovative, award-winning new products substantially increasing revenue. Mr. Duitsman initially joined Klein Tools in 2009 as the Vice President of Engineering. Prior to that, Mr. Duitsman served as Vice President of Research and Development at Intermatic, where he also increased sales of new products. Previously, Mr. Duitsman served in various engineering and leadership roles at Westell. Mr. Duitsman earned an MBA from Northwestern University Kellogg School of Management, as well as MS and BS degrees in Mechanical Engineering from the University of Illinois at Chicago and the University of Illinois at Champaign-Urbana, respectively. Mr. Duitsman has served as a Director of the Company since June 2019.

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About Westell Technologies
Westell is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's portfolio of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high-quality reliable systems. For more information, please visit www.westell.com.
Twitter - Company: @Westell_Tech
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein that are not historical facts or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, customer spending patterns, need for financing and capital, economic weakness in the United States (“U.S.”) economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company's accounting policies, retention of key personnel and other risks more fully described in the Company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2019, under Item 1A - Risk Factors.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Westell Contact
Tom Minichiello
Senior Vice President, Chief Financial Officer, Treasurer, and Secretary
Westell Technologies
630-375-4740
tminichiello@westell.com